UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Action Needed: Your Bridgeway Blue Chip Fund Account

September 7, 2022

Dear Bridgeway Blue Chip Fund Shareholder,

As a valued member of the Bridgeway Funds family, we are excited to share some upcoming changes to your account(s). We are converting our Bridgeway Blue Chip Fund to an exchange-traded fund (an “ETF”)!

You should have received information on proxy voting by now. Please vote your shares. If you need information on how to vote, please call 1-866-828-6951 Monday through Friday 8 a.m. to 9 p.m. Central time.

Pending proxy approval, effective at the close of business on October 14, 2022, shares held in the Bridgeway Blue Chip Fund will convert into shares of the EA Bridgeway Blue Chip ETF as part of a tax-free reorganization. On the date of conversion, you will receive the same number of shares of the ETF, and the value of those ETF shares will be the same as the shares you hold in the current open-end mutual fund.

Why the change?

Bridgeway Funds believes this change will result in multiple advantages for our shareholders. The conversion will give shareholders the same access to our investment objectives and strategies while providing benefits unavailable through the current mutual fund structure. We are excited to announce this event and view it as a testament to our commitment to innovative thinking in pursuit of better investment outcomes. Here are some things you can look forward to:

●	Potentially greater tax efficiency

●	Even more transparency

●	Opportunity for intra-day trading

More information can be found in the proxy notice recently filed with the SEC that can be found at bridgewayfunds.com .

Important information about your account

An ETF is a pooled investment fund, but unlike mutual funds, ETF shares trade on stock exchanges and can be bought or sold throughout the trading day. Because ETFs trade on stock exchanges, a brokerage account is required to trade an ETF. Once the Bridgeway Blue Chip Fund is converted to an ETF, shares will no longer be purchased and redeemed from a transfer agent.

A brokerage account is required to purchase or redeem your ETF shares. You will need to transfer your account to a brokerage account that can accept shares of an ETF.

We highly recommend that you complete this transfer before October 7, 2022.

If you do not complete the transfer by October 7, 2022, your fund/account will be exchanged automatically for the ETF, but you will not have the ability to purchase or redeem those ETF shares until the account is transferred to a brokerage account. For shareholders unable to transfer accounts by October 7, 2022, we have allowed up to 6 months for this account set-up process.

How do I transfer to a brokerage account?

●	If you have an existing brokerage account for other assets: Contact your preferred provider and tell them you need to transfer shares of an open-end mutual fund into your brokerage account. If your account at Bridgeway Funds does not have the same registration (title) as your brokerage account, you will need to establish a new account with the same registration. For example, if your Bridgeway Funds account is an individual taxable account, but your brokerage account is an IRA, you will need to open a new individual brokerage account to transfer your shares. Your preferred provider of the brokerage account can instruct you on how to complete the transfer.

●	If you don’t have a brokerage account for other assets: You will need to set up a brokerage account that permits investment in ETFs. You can find information on providers that offer brokerage accounts by searching online. Opening a brokerage account is a similar process to opening a bank account.

●	If you do not want to convert your open-end mutual fund shares to an ETF: You must liquidate your position by October 7, 2022. If you choose to liquidate your position instead of exchanging your open-end mutual fund shares for ETF shares, we recommend you consult with your tax advisor, as liquidating your shares may have tax consequences. If you have a retirement account, liquidating your position may cause withholding at the federal and state level to be levied. Premature distribution penalties can also be incurred. However, if you reinvest the proceeds within a certain period of time (most often 60 days), you may be able to mitigate penalties.

Changes to your existing mutual fund account

In anticipation of this change, there are items you should be aware of and keep in mind as your shares of Bridgeway Blue Chip Fund are transitioned, including:

●	Any shareholder that does not obtain a brokerage account but receives shares of the reorganized ETF will not be able to purchase, redeem, or exchange the ETF shares until they open a brokerage account and have shares transferred to the brokerage account. Shareholders will have up to 6 months after conversion to complete this process.

●	If you have online access to your Bridgeway Blue Chip Fund:

○	Bridgeway Blue Chip Fund will be closed following the reorganization but will remain accessible online to view historical activity.

○	For any shares of your newly acquired ETF:

■	If your investment is moved to a brokerage account, you will view your ETF shares through your brokerage account’s online portal.

■	If your investment is not held in a brokerage account at the time of the conversion, you will be able to view your shares online, but you will not be able to transact on those shares.

●	Your participation in automated investment plans and/or systematic withdrawal programs will no longer be available. Systematic withdrawals setup to pay minimum distributions on IRA accounts will no longer be available. Any automatic investment, systematic withdrawal, or systematic exchange scheduled to run after October 10, 2022, will be halted and will not resume in the ETF.

●	All accounts with dividend and capital gain options set to reinvest will be transitioned to dividends and capital gains paid in cash.

●	ETFs cannot hold fractional share amounts. On October 13, 2022, your fractional share amounts will be sold, and you will receive a check for the proceeds. This fractional share redemption will be a taxable event.

○	EXAMPLE: If a shareholder has 122.426 shares, the shareholder will receive 122 shares of the ETF on October 14, 2022 and the remaining 0.426 shares will be sold (and proceeds will be sent by check in the mail).

Timeline of events

●	TODAY - Please vote your shares!

●	October 7, 2022: Deadline for transferring shares to a brokerage account for trading capability in the ETF.

●	October 11, 2022: To prepare for the fractional share liquidation, all accounts will be “frozen,” and no purchases or redemptions in the Bridgeway Blue Chip Fund will be allowed.

●	October 13, 2022: Fractional share liquidation date. Because your new ETF shares may only be held in whole share amounts, any fractional shares held in your Bridgeway Blue Chip Fund will be liquidated. This is a taxable event.

●	October 14, 2022: You will NOT be able to trade your Bridgeway Blue Chip mutual fund after the close of business. Your ending balance shares in the Bridgeway Blue Chip Fund will be exchanged for the same share quantity and market value (1-for-1 ratio) in the EA Bridgeway Blue Chip ETF.

What if I still have questions?

We understand that this is a lot of information. We encourage you to contact your preferred brokerage account provider or one of our Bridgeway shareholder service specialists at 800-661-3550 with questions. Our team can be reached Monday through Friday from 8:00 am to 5:00 pm Central Time. We will also provide this information on our website, bridgewayfunds.com.

If you have questions regarding ETFs and the new EA Bridgeway Blue Chip ETF, please call US Bank at 800-236-4214. This phone number will be operational starting Monday September 12, 2022. US Bank’s shareholder services specialists can be reached Monday through Friday from 8:00 am to 5:00 pm Central Time.

We truly appreciate your trust and investment in the Bridgeway Blue Chip Fund, soon to be the EA Bridgeway Blue Chip ETF, and we look forward to continuing the quality service and investment management you have come to expect from us.

Your fellow shareholder,

Tammira Philippe

President, Bridgeway Funds, Inc.

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